Exhibit 99.1

SHOPKEEP INC.
AMENDED AND RESTATED 2011 STOCK OPTION AND GRANT PLAN
(Amended and Restated November 24, 2020)

SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS
The name of the plan is the ShopKeep Inc. Amended and Restated 2011 Stock Option and Grant Plan (the "Plan"). The purpose of the Plan is to encourage and enable the officers, employees, directors, Consultants and other key persons of ShopKeep Inc. (including any successor entity, the "Company"), a Delaware corporation and its Subsidiaries, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in the Company or, following, the consummation of the Merger (as described below), in Lightspeed POS Inc. ("Lightspeed").
The Plan is being amended and restated, immediately prior to and subject to the consummation of the merger (the "Merger"), described in that certain Agreement and Plan of Merger and Reorganization (the "Merger Agreement") between the Company and Lightspeed, pursuant to which the Company will become a wholly-owned subsidiary of Lightspeed and pursuant to which Lightspeed agreed to assume the Plan and certain outstanding Non-Qualified Stock Options and Incentive Stock Options (the "Assumed Options"). Following the Effective Restatement Date, no further Awards will be granted under the Plan and the Plan will solely cover the Assumed Options which will be or will have been  assumed and converted into options to purchase Subordinate Voting Shares of Lightspeed in accordance with the terms of the Merger Agreement. The changes incorporated herein are required for compliance with TSX rules and Canadian securities laws, and are not intended to be adverse to the grantees or to impact the tax treatment of the Assumed Options, including with respect to the legal requirements of Section 422 and 409A of the Code. For greater certainty, the changes incorporated as part of the amendment and restatement of the Plan (the "Amendments") will only become effective upon consummation of the Merger, and in the event the Merger is not consummated, the Amendments shall have no further force or effect and shall be void ab initio.
The following terms shall be defined as set forth below:
"Affiliate" has the meaning given to it in NI 45-106.
"Associate" has the meaning given to it in NI 45-106.
"Award" or "Awards," except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards, Restricted Stock Units or any combination of the foregoing.
"Award Agreement" means a written or electronic agreement setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Agreement may contain terms and conditions in addition to those set forth in the Plan; provided, however, in the event of any conflict in the terms of the Plan and the Award Agreement, the terms of the Plan shall govern.
"Black-Out Period" means a period of time when pursuant to any policies of the Lightspeed (including Lightspeed’s insider trading policy), any securities of Lightspeed may not be traded by certain Persons designated by Lightspeed.
"Board" means the Board of Directors of Lightspeed.
"Business Day" means a day other than a Saturday, Sunday or statutory holiday, when banks are generally open for business in Montréal, Québec for the transaction of banking business.
"Cause" shall have the meaning as set forth in the Award Agreement(s). In the case that any Award Agreement does not contain a definition of "Cause," it shall mean (i) the grantee's dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) the grantee's commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the grantee's failure to perform his assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the grantee by the Company; (iv) the grantee's gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) the grantee's material violation of any provision of any agreement(s) between the grantee and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.
"Code" means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
"Committee" means the Committee of the Board referred to in Section 2.
"Consultant" means any natural person that provides bona fide services to the Company (including a Subsidiary), and such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities.
"Disability" means "disability" as defined in Section 422(c) of the Code.
“Effective Date” means the date on which the Plan is adopted as set forth on the final page of the Plan.
"Effective Restatement Date" means November 24, 2020.
"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

"Good Reason" shall have the meaning as set forth in the Award Agreement(s). In the case that any Award Agreement does not contain a definition of "Good Reason," it shall mean (i) a material diminution in the grantee's base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company or (ii) a change of more than 50 miles in the geographic location at which the grantee provides services to the Company, so long as the grantee provides at least 90 days’ notice to the Company following the initial occurrence of any such event and the Company fails to cure such event within 30 days thereafter.
"Grant Date" means the date that the Committee designates in its approval of an Award in accordance with applicable law as the date on which the Award is granted, which date may not precede the date of such Committee approval.
"Holder" means, with respect to an Award or any Shares, the Person holding such Award or Shares.
"Incentive Stock Option" means any Stock Option designated and qualified as an "incentive stock option" as defined in Section 422 of the Code.
"Initial Public Offering" means the consummation of the first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale by the Company of its equity securities, as a result of or following which the Stock shall be publicly held.
"Insider" means a "reporting insider" as defined in National Instrument 55-104 –Insider Reporting Requirements and Exemptions and includes Associates and affiliates (as such term is defined in Part 1 of the TSX Company Manual) of such "reporting insider".
"Market Value" means at any date when the market value of Shares is to be determined: (i) if the Shares are listed on the TSX and the NYSE (A) the VWAP on the TSX for the five (5) trading days immediately preceding such date where value is determined in Canadian dollars for the grant or payment of an Award and (B) the VWAP on the NYSE for the five (5) trading days immediately preceding such date where value is determined in U.S. dollars for the grant or payment of an Award; (ii) if the Shares are not listed on both the TSX and the NYSE, then as calculated in paragraph (i) by reference to the price on the stock exchange on which the Shares are listed (if more than one, then using the exchange on which a majority of Shares are traded on the five trading days preceding the date of determination); or (iii) if the Shares are not listed on any stock exchange, the fair market value of the Shares determined in good faith by the Committee based on the reasonable application of a reasonable valuation method not inconsistent with Section 409A of the Code.
"Multiple Voting Shares" means the multiple voting shares in the capital of the Lightspeed.
"NI 45-16" means National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators, as amended from time to time.

"Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.
"NYSE" means the New York Stock Exchange.
"Option" or "Stock Option" means any option to purchase Shares granted pursuant to Section 5.
"Person" shall mean any individual, corporation, partnership (limited or general), limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.
"Restricted Stock Award" means Awards granted pursuant to Section 6 and "Restricted Stock" means Shares issued pursuant to such Awards.
"Restricted Stock Unit" means an Award of phantom stock units to a grantee, which may be settled in cash or Shares as determined by the Committee, pursuant to Section 8.
"Sale Event" means the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation pursuant to which the holders of the Company's outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (iv) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a Person or group of Persons, or (v) any other acquisition of the business of the Company, as determined by the Board; provided, however, that the Company's Initial Public Offering, any subsequent public offering or another capital raising event, or a merger effected solely to change the Company's domicile shall not constitute a "Sale Event."
"Section 409A" means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
"Service Relationship" means any relationship as a full-time employee, part-time employee, director or other key person (including Consultants) of Lightspeed, the Company or any Subsidiary or any successor entity of Lightspeed or the Company (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual's status changes from full-time employee to part- time employee or Consultant).
"Share Compensation Arrangement" means a stock option, stock option plan, employee stock purchase plan, long-term incentive plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to one or more full-time employees, directors, officers, Insiders, or consultants of Lightspeed or a subsidiary of Lightspeed, including a Share purchased from treasury by a full-time employee, director, officer, Insider, or consultant which is financially assisted by Lightspeed or a subsidiary of Lightspeed, by way of a loan, guarantee or otherwise.
"Shares" means the Subordinate Voting Shares in the capital of the Lightspeed.
"Subsidiary" means any corporation or other entity in which Lightspeed or the Company, as the case may be, has more than a 50 percent interest, either directly or indirectly.
"TSX" means the Toronto Stock Exchange.
"U.S. Taxpayer" means any grantee who is a United States citizen or United States resident alien as defined for purposes of Section 7701(b)(1)(A) of the Code or for whom an Award is otherwise subject to taxation under the Code.
"Unrestricted Stock Award" means any Award granted pursuant to Section 7.
"Unrestricted Stock" means Shares issued pursuant to such Awards.
"VWAP" means the volume weighted average trading price of the Shares, calculated by dividing the total value by the total volume of Shares traded for the relevant period.
SECTION 2.	ADMINISTRATION OF PLAN; POWERS OF COMMITTEE
(a)            Administration of Plan. The Plan shall be administered by the Board, or at the discretion of the Board, by a committee of the Board. All references herein to the "Committee" shall be deemed to refer to the group then responsible for administration of the Plan at the relevant time (i.e., either the Board or a committee or committees of the Board, as applicable).
(b)            Powers of Committee. The Committee shall have the power and authority to:
(i)              subject to Section 12, to modify from time to time the terms and conditions of the Plan; and
(ii)            at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including Award Agreements); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.
All decisions and interpretations of the Committee shall be binding on all persons, including Lightspeed, the Company and all Holders.
(c)            Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award.
(d)            Indemnification. Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by Lightspeed in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Lightspeed's governing documents, including its certificate of incorporation or bylaws, or any directors' and officers' liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and Lightspeed.
SECTION 3.	SHARES ISSUABLE UNDER THE PLAN; MERGERS AND OTHER TRANSACTIONS; SUBSTITUTION
(a)            Shares Issuable. The maximum number of Shares issuable under the Plan is 1,226,214 Shares (subject to adjustment as provided in Section 3(c)), which represents the Shares issuable upon exercise of Awards outstanding as of the Effective Restatement Date. At all times, Lightspeed will reserve and keep available a sufficient number of Shares to satisfy the requirements of all outstanding Awards granted prior to the Effective Restatement Date under the Plan.
(b)            Limits with respect to Insiders.
(i)            The maximum number of Shares issuable from treasury to grantees who are Insiders, at any time, under this Plan and any other proposed or established Share Compensation Arrangement, shall not exceed ten percent (10%) of the Shares and Multiple Voting Shares issued and outstanding from time to time (calculated on a non-diluted basis).
(ii)            The maximum number of Shares issued from treasury to grantees who are Insiders, within any one-year period, under this Plan and any other proposed or established Share Compensation Arrangement, shall not exceed ten percent (10%) of the Shares and Multiple Voting Shares issued and outstanding from time to time (calculated on a non-diluted basis).
(iii)          Any Award granted pursuant to the Plan, or securities issued under any other Share Compensation Arrangement, prior to a grantee becoming an Insider, shall be excluded from the purposes of the limits set out in Section 3(b)(i) and Section 3(b)(ii).
(c)            Changes in Share Capital. Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, share dividend, share split, reverse share split or other similar change in Lightspeed's share capital, the outstanding Shares are increased or decreased or are exchanged for a different number or kind of shares or other securities of Lightspeed, or additional Shares or new or different shares or other securities of Lightspeed or other non-cash assets are distributed with respect to such Shares or other securities, in each case, without the receipt of consideration by Lightspeed, or, if, as a result of any merger or consolidation, or sale of all or substantially all of the assets of Lightspeed, the outstanding Shares are converted into or exchanged for other securities of Lightspeed or any successor entity (or a parent or subsidiary thereof), the Committee shall make an appropriate and proportionate adjustment in (i) the maximum number of Shares reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per Share subject to each outstanding Award, and (iv) the exercise price for each Share subject to any then outstanding Stock Options under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options) as to which such Stock Options remain exercisable. The Committee shall in any event make such adjustments as may be required by Section 25102(o) of the California Corporation Code and the rules and regulations promulgated thereunder. The adjustment by the Committee shall be final, binding and conclusive. No fractional Shares shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.
(d)            Sale Events.
(i)            Options.
(A)            In the case of and subject to the consummation of a Sale Event, the Plan and all outstanding Options issued hereunder shall terminate upon the effective time of any such Sale Event unless assumed or continued by the successor entity, or new stock options or other awards of the successor entity or parent thereof are substituted therefor, with an equitable or proportionate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder and/or pursuant to the terms of any Award Agreement).
(B)            In the event of the termination of the Plan and all outstanding Options issued hereunder pursuant to Section 3(d), each Holder of Options shall be permitted, within a period of time prior to the consummation of the Sale Event as specified by the Committee, to exercise all such Options which are then exercisable or will become exercisable as of the effective time of the Sale Event; provided, however, that the exercise of Options not exercisable prior to the Sale Event shall be subject to the consummation of the Sale Event.
(C)            Notwithstanding anything to the contrary in Section 3(d)(i)(A), in the event of a Sale Event, Lightspeed shall have the right, but not the obligation, to make or provide for a cash payment to the Holders of Options, without any consent of the Holders, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Committee of the consideration payable per Share pursuant to the Sale Event (the "Sale Price") times the number of Shares subject to outstanding Options being cancelled (to the extent then vested and exercisable, including by reason of acceleration in connection with such Sale Event, at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding vested and exercisable Options.
(ii)            Restricted Stock and Restricted Stock Unit Awards.
(A)            In the case of and subject to the consummation of a Sale Event, all Restricted Stock and unvested Restricted Stock Unit Awards (other than those becoming vested as a result of the Sale Event) issued hereunder shall be forfeited immediately prior to the effective time of any such Sale Event unless assumed or continued by the successor entity, or awards of the successor entity or parent thereof are substituted therefor, with an equitable or proportionate adjustment as to the number and kind of shares subject to such awards as such parties shall agree (after taking into account any acceleration hereunder and/or pursuant to the terms of any Award Agreement).
(B)            In the event of the forfeiture of Restricted Stock pursuant to Section 3(d)(i)(A), such Restricted Stock shall be repurchased from the Holder thereof at a price per share equal to the lower of the original per share purchase price paid by the Holder (subject to adjustment as provided in Section 3(c)) or the current Market Value of the Shares, determined immediately prior to the effective time of the Sale Event.
(C)            Notwithstanding anything to the contrary in Section 3(d)(i)(A), in the event of a Sale Event, Lightspeed shall have the right, but not the obligation, to make or provide for a cash payment to the Holders of Restricted Stock or Restricted Stock Unit Awards, without consent of the Holders, in exchange for the cancellation thereof, in an amount equal to the Sale Price times the number of Shares subject to such Awards, to be paid at the time of such Sale Event or upon the later vesting of such Awards.
SECTION 4.	ELIGIBILITY
Grantees under the Plan are such full or part-time officers and other employees, directors, Consultants and key persons of the Company and any Subsidiary who were selected from time to time by the Committee in its sole discretion; provided, however, that no additional Award shall be granted under this Plan as of the Effective Restatement Date or following the Effective Restatement Date, but Awards granted prior to the Effective Restatement Date and that are outstanding on the Effective Restatement Date shall continue in accordance with the terms herein.
SECTION 5.	STOCK OPTIONS
Upon the grant of a Stock Option, the Company and the grantee shall enter into an Award Agreement. The terms and conditions of each such Award Agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees.
Stock Options granted under the Plan may be either Incentive Stock Options or Non- Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a "subsidiary corporation" within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.
No additional Stock Options shall be granted under this Plan as of the Effective Restatement Date and following the Effective Restatement Date.
(a)            Terms of Stock Options. Stock Options granted by the Committee to individuals who meet the eligibility requirements of Section 4 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

(i)              Exercise Price. The exercise price per share for the Shares covered by a Stock Option shall be determined by the Committee at the time of grant but shall not be less than the Market Value on the Grant Date.
(ii)            Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten years from the Grant Date. Notwithstanding the foregoing and any other provision of this Plan, should the expiration date for a Stock Option fall within a Black-Out Period, such expiration date shall be automatically extended without any further act or formality to that date which is the tenth (10th) Business Day after the end of the Black-Out Period, such tenth (10th) Business Day to be considered the expiration date for such Option for all purposes under the Plan (provided that, for U.S. Taxpayers such extension does not violate Section 409A). Notwithstanding Section 12 hereof, the ten (10) Business Day period referred to in this Section 5(a)(ii) may not be extended by the Board.
(iii)          Exercisability; Rights of a Stockholder. Stock Options shall become exercisable and/or vested at such time or times, whether or not in installments, as shall be determined by the Committee at or after the Grant Date. The Award Agreement may permit a grantee to exercise all or a portion of a Stock Option immediately at grant; provided that the Shares issued upon such exercise shall be subject to restrictions and a vesting schedule identical to the vesting schedule of the related Stock Option, such Shares shall be deemed to be Restricted Stock for purposes of the Plan, and the optionee may be required to enter into an additional or new Award Agreement as a condition to exercise of such Stock Option. An optionee shall have the rights of a stockholder only as to Shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options. An optionee shall not be deemed to have acquired any Shares unless and until a Stock Option shall have been exercised pursuant to the terms of the Award Agreement and this Plan.
(iv)           Method of Exercise. Stock Options may be exercised by an optionee in whole or in part, by the optionee giving written or electronic notice of exercise to Lightspeed, specifying the number of Shares to be purchased. Payment of the purchase price may be made by one or more of the following methods (or any combination thereof) to the extent provided in the Award Agreement:
(A)            In cash, by certified or bank check, by wire transfer of immediately available funds, or other instrument acceptable to the Committee;
(B)            If permitted by the Committee, by the optionee delivering to Lightspeed a promissory note, if the Board has expressly authorized the loan of funds to the optionee for the purpose of enabling or assisting the optionee to effect the exercise of his or her Stock Option; provided, that at least so much of the exercise price as represents the par value of the Stock shall be paid in cash if required by state law;
(C)            If permitted by the Committee, by the optionee delivering to Lightspeed a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to Lightspeed cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure; or
(D)            If permitted by the Committee, and only with respect to Stock Options that are not Incentive Stock Options, by a "net exercise" arrangement pursuant to which Lightspeed will reduce the number of Shares issuable upon exercise by the largest whole number of Shares with a Market Value that does not exceed the aggregate exercise price.
Payment instruments will be received subject to collection. No Shares so purchased will be issued to the optionee or, with respect to uncertificated Shares, no electronic transfer to the optionee will take place, until Lightspeed has completed all steps it has deemed necessary to satisfy legal requirements relating to the issuance and sale of the Shares, which steps may include, without limitation, (i) receipt of a representation from the optionee at the time of exercise of the Option that the optionee is purchasing the Shares for the optionee's own account and not with a view to any sale or distribution of the Shares or other representations relating to compliance with applicable law governing the issuance of securities, (ii) the legending of the certificate (or notation on any book entry) representing the Shares to evidence the foregoing restrictions, and (iii) obtaining from optionee payment or provision for all withholding taxes due as a result of the exercise of the Option. The issuance of Shares pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his or her stead in accordance with the provisions of the Stock Option) by Lightspeed of the full purchase price for such Shares and the fulfillment of any other requirements contained in the Award Agreement or applicable provisions of laws. In the event an optionee chooses to pay the purchase price by previously-owned Shares through the attestation method, the number of Shares transferred to the optionee upon the exercise of the Stock Option shall be net of the number of Shares attested to.
(b)            Annual Limit on Incentive Stock Options. To the extent required for "incentive stock option" treatment under Section 422 of the Code, the aggregate Market Value (determined as of the Grant Date) of the Shares with respect to which Incentive Stock Options granted under this Plan and any other proposed or established Share Compensation Arrangement that become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000 or such other limit as may be in effect from time to time under Section 422 of the Code. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.
(c)            Termination. Any portion of a Stock Option that is not vested and exercisable on the date of termination of an optionee' s Service Relationship shall immediately expire and be null and void. Once any portion of the Stock Option becomes vested and exercisable, the optionee's right to exercise such portion of the Stock Option (or the optionee's representatives and legatees as applicable) in the event of a termination of the optionee' s Service Relationship shall continue until the earliest of: (i) the date which is: (A) 12 months following the date on which the optionee's Service Relationship terminates due to death or Disability (or such longer period of time as determined by the Committee and set forth in the applicable Award Agreement), or (B) three months following the date on which the optionee's Service Relationship terminates if the termination is due to any reason other than death or Disability (or such longer period of time as determined by the Committee and set forth in the applicable Award

Agreement), or (ii) the Expiration Date set forth in the Award Agreement; provided that notwithstanding the foregoing, an Award Agreement may provide that if the optionee's Service Relationship is terminated for Cause, the Stock Option shall terminate immediately and be null and void upon the date of the optionee' s termination and shall not thereafter be exercisable.
SECTION 6.	RESTRICTED STOCK AWARDS
(a)            Nature of Restricted Stock Awards. No additional Restricted Stock Award shall be granted under this Plan as of the Effective Restatement Date and following the Effective Restatement Date. The Committee shall determine the restrictions and conditions applicable to each Restricted Stock Award at the time of grant. Conditions may be based on continuing employment (or other Service Relationship), achievement of pre-established performance goals and objectives and/or such other criteria as the Committee may determine. Upon the grant of a Restricted Stock Award, the Company and the grantee shall enter into an Award Agreement. The terms and conditions of each such Award Agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees.
(b)            Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee of Restricted Stock shall be considered the record owner of and shall be entitled to vote the Restricted Stock if, and to the extent, such Shares are entitled to voting rights, subject to such conditions contained in the Award Agreement. The grantee shall be entitled to receive all dividends and any other distributions declared on the Shares; provided, however, that Lightspeed is under no duty to declare any such dividends or to make any such distribution. Unless the Committee shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of Lightspeed until such Restricted Stock is vested as provided in subsection (d) below of this Section, and the grantee shall be required, as a condition of the grant, to deliver to the Company a stock power endorsed in blank and such other instruments of transfer as the Committee may prescribe.
(c)            Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Award Agreement.
(d)            Vesting of Restricted Stock. The Committee at the time of grant shall specify in the Award Agreement the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the substantial risk of forfeiture imposed shall lapse and the Restricted Stock shall become vested, subject to such further rights of the Company or its assigns as may be specified in the Award Agreement.
SECTION 7.	UNRESTRICTED STOCK AWARDS
No additional Unrestricted Stock Award shall be granted under this Plan as of the Effective Restatement Date and following the Effective Restatement Date.
SECTION 8.	RESTRICTED STOCK UNITS
(a)            Nature of Restricted Stock Units.  No additional Restricted Stock Unit shall be granted under this Plan as of the Effective Restatement Date and following the Effective

Restatement Date. The Committee shall determine the restrictions and conditions applicable to each Restricted Stock Unit at the time of grant. Vesting conditions may be based on continuing employment (or other Service Relationship), achievement of pre-established performance goals and objectives and/or other such criteria as the Committee may determine. Upon the grant of Restricted Stock Units, the grantee and the Company shall enter into an Award Agreement. The terms and conditions of each such Award Agreement shall be determined by the Committee and may differ among individual Awards and grantees. On or promptly following the vesting date or dates applicable to any Restricted Stock Unit, but in no event later than March 15 of the year following the year in which such vesting occurs, such Restricted Stock Unit(s) shall be settled in the form of cash or shares of Stock, as specified in the Award Agreement. Restricted Stock Units may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of.
(b)            Rights as a Stockholder. A grantee shall have the rights of a stockholder only as to Shares, if any, acquired upon settlement of Restricted Stock Units. A grantee shall not be deemed to have acquired any such Shares unless and until the Restricted Stock Units shall have been settled in Shares pursuant to the terms of the Plan and the Award Agreement, Lightspeed shall have issued and delivered a certificate representing the Shares to the grantee (or electronically transferred with respect to uncertificated Shares).
(c)            Termination. Except as may otherwise be provided by the Committee either in the Award Agreement or in writing after the Award Agreement is issued, a grantee's right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee's cessation of Service Relationship for any reason.
SECTION 9.	NON-TRANSFERABILITY OF STOCK OPTIONS
Stock Options and, prior to exercise, the Shares issuable upon exercise of such Stock Option, shall not be transferable by the optionee otherwise than by will, or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee, or by the optionee's legal representative or guardian in the event of the optionee's incapacity. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide in the Award Agreement regarding a given Stock Option that the optionee may transfer by gift, without consideration for the transfer, his or her Non-Qualified Stock Options to his or her family members (as defined in Rule 701 of the Securities Act), to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners (to the extent such trusts or partnerships are considered "family members" for purposes of Rule 701 of the Securities Act), provided that the transferee agrees in writing with Lightspeed and the Company to be bound by all of the terms and conditions of this Plan and the applicable Award Agreement, including the execution of a stock power upon the issuance of Shares. Stock Options, and the Shares issuable upon exercise of such Stock Options, shall be restricted as to any pledge, hypothecation, or other transfer, including any short position, any "put equivalent position" (as defined in the Exchange Act) or any "call equivalent position" (as defined in the Exchange Act) prior to exercise.

SECTION 10.	TAX WITHHOLDING
(a)            Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Shares or other amounts received thereunder first becomes includable in the gross income of the grantee for income tax purposes, pay to Lightspeed, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by Lightspeed or the Company with respect to such income. Lightspeed and any of its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. Lightspeed’s obligation to deliver share certificates (or evidence of book entry) to any grantee is subject to and conditioned on any such tax withholding obligations being satisfied by the grantee.
(b)            Payment in Shares. Lightspeed's minimum required tax withholding obligation may be satisfied, in whole or in part, by Lightspeed withholding from Shares to be issued pursuant to an Award a number of Shares having an aggregate Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due.
SECTION 11.	SECTION 409A AWARDS.
To the extent that any Award is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A (a "409A Award"), the Award shall be subject to such additional rules and requirements as may be specified by the Committee from time to time. In this regard, if any amount under a 409A Award is payable upon a "separation from service" (within the meaning of Section 409A) to a grantee who is considered a "specified employee" (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee's separation from service, or (ii) the grantee's death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Lightspeed and the Company make no representation or warranty and shall have no liability to any grantee under the Plan or any other Person with respect to any penalties or taxes under Section 409A that are, or may be, imposed with respect to any Award.
SECTION 12.	AMENDMENTS AND TERMINATION
(a)            Automatic Termination. The Plan will terminate on the date on which all Awards granted under the Plan have either been exercised, cancelled or forfeited, or in such other circumstances as contemplated by the Plan or determined by the Board.
(b)            Amendments and Termination by the Board. The Board may, at any time, amend or discontinue the Plan and the Committee may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall (i) adversely affect rights under any outstanding Award without the consent of the holder of the Award or (ii) result in a "modification" of any outstanding Incentive Stock Options (as that term is defined in Section 424(h) of the Code).

(c)            Amendments Requiring Shareholder Approval. Notwithstanding Section 12(b), the Board shall be required to obtain the approval of the holders of Shares to make the following amendments:
(i)             any increase to the maximum number of Shares issuable pursuant to the Plan;
(ii)            any reduction in the exercice price or purchase price of an Award or any cancellation and replacement of such Award with an Award with a lower exercice price or purchase price, to the extent such reduction or replacement benefits an Insider;
(iii)         any extension of the term of an Award beyond the original expiry date, to the extent such amendment benefits an Insider;
(iv)          any amendment which increases the maximum number of Shares that may be issuable to Insiders at any time pursuant to the Insider participation limit; and
(v)            any amendment to the amendment provisions of the Plan;
provided that Shares held directly or indirectly by Insiders benefiting from the amendments shall be excluded when obtaining such shareholder approval.
SECTION 13.	STATUS OF PLAN
With respect to the portion of any Award that has not been exercised and any payments in cash, Shares or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of Lightspeed unless the Committee shall otherwise expressly so determine in connection with any Award.
SECTION 14.	GENERAL PROVISIONS
(a)            No Distribution; Compliance with Legal Requirements. The Committee may require each person acquiring Shares pursuant to an Award to represent to and agree with Lightspeed in writing that such person is acquiring the Shares without a view to distribution thereof. No Shares shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Shares and Awards as it deems appropriate.
(b)            Delivery of Share Certificates. Share certificates to grantees under the Plan shall be deemed delivered for all purposes when Lightspeed, the Company or a transfer agent of Lightspeed or the Company shall have mailed such certificates, addressed to the grantee, at the grantee's last known address on file with the Company. Uncertificated Shares shall be deemed delivered for all purposes when Lightspeed or a transfer agent of Lightspeed shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee's last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic "book entry" records).

(c)            No Employment Rights. The adoption of the Plan and the grant of Awards do not confer upon any Person any right to continued employment or Service Relationship with Lightspeed, the Company or any other Subsidiary of Lightspeed.
(d)            Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to Lightspeed's insider trading policy and other restrictions, terms and conditions as may be established by the Committee, or in accordance with policies set by the Committee, from time to time.
(e)            Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award on or after the grantee's death or receive any payment under any Award payable on or after the grantee's death. Any such designation shall be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee's estate.
(f)            Information to Holders of Options. In the event Lightspeed or the Company is relying on the exemption from the registration requirements of Section 12(g) of the Exchange Act contained in paragraph (f)(l) of Rule 12h-1 of the Exchange Act, Lightspeed or the Company shall provide the information described in Rule 701(e)(3), (4) and (5) of the Securities Act to all holders of Options in accordance with the requirements thereunder. The foregoing notwithstanding, Lightspeed and the Company shall not be required to provide such information unless the option holder has agreed in writing, on a form prescribed by Lightspeed or the Company, to keep such information confidential.
SECTION 15.	EFFECTIVE DATE OF PLAN
The Plan shall become effective upon adoption by the Board and shall be approved by stockholders in accordance with applicable state law and the Company' s articles of incorporation and bylaws within 12 months thereafter. If the stockholders fail to approve the Plan within 12 months after its adoption by the Board of Directors, then any Awards granted or sold under the Plan shall be rescinded and no additional grants or sales shall thereafter be made under the Plan. Subject to such approval by stockholders and to the requirement that no Shares may be issued hereunder prior to such approval, Stock Options and other Awards may be granted hereunder on and after adoption of the Plan by the Board. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the date the Plan is adopted by the Board or the date the Plan is approved by the Company's stockholders, whichever is earlier.
SECTION 16.	GOVERNING LAW
This Plan, all Awards and any controversy arising out of or relating to this Plan and all Awards shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

DATE ADOPTED BY THE BOARD OF DIRECTORS:	December 20, 2011
DATE APPROVED BY THE STOCKHOLDERS:	December 20, 2011
DATE AMENDED BY THE BOARD OF DIRECTORS:	November 16, 2012
DATE AMENDED BY THE STOCKHOLDERS:	November 16, 2012
DATE AMENDED BY THE BOARD OF DIRECTORS:	November 13, 2013
DATE AMENDED BY THE STOCKHOLDERS:	November 15, 2013
DATE AMENDED BY THE BOARD OF DIRECTORS:	December 17, 2013
DATE AMENDED BY THE STOCKHOLDERS:	January 6, 2014
DATE AMENDED BY THE BOARD OF DIRECTORS:	April 17, 2014
DATE AMENDED BY THE STOCKHOLDERS:	April 17, 2014
DATE AMENDED BY THE BOARD OF DIRECTORS:	June 19, 2014
DATE AMENDED BY THE STOCKHOLDERS:	August 2, 2014
DATE AMENDED BY THE BOARD OF DIRECTORS:	June 26, 2015
DATE AMENDED BY THE STOCKHOLDERS:	June 26, 2015
DATE AMENDED BY THE BOARD OF DIRECTORS:	October 14, 2015
DATE AMENDED BY THE STOCKHOLDERS:	October 14, 2015
DATE AMENDED BY THE BOARD OF DIRECTORS:	April 13, 2016
DATE AMENDED BY THE STOCKHOLDERS:	April 13, 2016
DATE AMENDED BY THE BOARD OF DIRECTORS:	February 9, 2017
DATE AMENDED BY THE STOCKHOLDERS:	February 13, 2017
DATE AMENDED BY THE BOARD OF DIRECTORS:	January 31, 2018
DATE AMENDED BY THE STOCKHOLDERS:	February 12, 2018
DATE AMENDED BY THE BOARD OF DIRECTORS:	July 25, 2019
DATE AMENDED BY THE STOCKHOLDERS:	August 1, 2019
DATE AMENDED BY THE BOARD OF DIRECTORS:	August 6, 2019
DATE AMENDED BY THE STOCKHOLDERS	October 15, 2019
DATE AMENDED BY THE BOARD OF DIRECTORS:	November 24, 2020
DATE AMENDED BY THE STOCKHOLDERS	November 24, 2020